Exhibit 5.1

August 10, 2015

Cerner Corporation
2800 Rockcreek Parkway
North Kansas City, MO 64117

Ladies and Gentlemen:

I am the Vice President and Associate General Counsel of Cerner Corporation, a Delaware corporation (the “Company”). Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, to be filed with the Securities and Exchange Commission (“SEC”) on or about August 10, 2015 for the purpose of registering under the Securities Act of 1933, as amended, 16,000,000 shares of Common Stock, par value $.01 per share (the “Common Shares”), of the Company, proposed to be issued pursuant to the Cerner Corporation 2011 Omnibus Equity Incentive Plan (as amended and restated May 22, 2015) (the “Plan”).

In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records and other agreements, instruments or opinions as I have deemed necessary for purposes of this opinion. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. On the basis of the foregoing, I am of the opinion that if and when such Common Shares are issued in the manner permitted by the Plan and against consideration therefor and in the form and amount provided in the resolutions and the applicable award agreement relating to such issuance, such Common Shares will be validly issued, fully paid and nonassessable.

The opinions expressed in this letter are limited in all respects to the Delaware General Corporation Law ("DGCL"), and expressly exclude federal law and state securities laws. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

I hereby consent to the filing of this opinion with the SEC as an Exhibit to the Registration Statement and to the reference to my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules of the SEC promulgated thereunder.

Very truly yours,

/s/ Marc E. Elkins
Marc E. Elkins
Vice President and Associate General Counsel

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